Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life and Annuity Insurance Company:
We consent to the incorporation by reference in this Registration Statement on Form N-6 our reports on Nationwide VL Separate Account - G and Nationwide Life and Annuity Insurance Company and subsidiary (the Company), dated March 13, 2013 and March 20, 2013, respectively, which appear in the Registration Statement on Form N-6 (File No. 333-146650). We also consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Registration Statement on Form N-6 (File No. 333-146650), incorporated by reference into this Registration Statement. Our report with respect to the consolidated financial statements and schedules refers to the Company's change in its method of accounting for insurance contract acquisition costs and application of the new method retrospectively.
/s/ KPMG LLP
Columbus, Ohio
December 2, 2013